upbound™

Upbound Group, Inc. Earnings Release

February 22, 2024

Fourth Quarter and Full Year 2023 Results & Key Metrics

$1,018M	$(0.21)	$0.81	$200M	$163M	$456M
Q4 Total Revenue	Q4 GAAP Diluted EPS	Q4 Non-GAAP Diluted EPS[1]	FY23 Operating Cash Flow	FY23 GAAP Operating Profit	FY23 Adjusted EBITDA[1]

Achieves Increased FY 2023 Targets for Revenue, Adjusted EBITDA, and Non-GAAP Diluted EPS

Return to Growth: Total Revenue, Acima GMV, and Rent-A-Center Portfolio Value Increased Y/Y in Q4

Fourth Quarter Consolidated Results

- Consolidated revenues of $1,018.1 million increased 2.8% year-over-year with higher rentals and fees revenue more than offsetting lower merchandise sales revenue
- GAAP operating profit of $55.9 million, after $32.5 million of pre-tax costs relating to special items described below, compared to $42.3 million of GAAP operating profit, after $49.8 million of pre-tax costs relating to special items, in the prior year period. Fourth quarter 2023 GAAP operating profit margin was 5.5%, compared to 4.3% in the prior year period.
- Consolidated skip-stolen loss rate remained at 7.5%, unchanged from the prior year period.
- Adjusted EBITDA[1] decreased 2.2% year-over-year to $107.6 million, as higher Acima segment Adjusted EBITDA was offset by lower Rent-A-Center segment Adjusted EBITDA and higher corporate costs.
- Adjusted EBITDA margin[1] of 10.6% decreased 50 basis points compared to the prior year, primarily due to higher corporate costs.
- GAAP diluted loss per share was $(0.21), compared to GAAP diluted earnings per share of $0.05 in the prior year period.
- Non-GAAP diluted earnings per share[1], which excludes the impact of special items described below, was $0.81 for the fourth quarter of 2023, compared to $0.86 in the prior year period.

CEO Commentary

"2023 was a strong year for Upbound. We generated results well above our expectations, refreshed our mission, celebrated our 50th year of operations, and changed our name to reflect a new organizational structure that we believe will generate efficiencies going forward. The Company is positioned to capitalize on market opportunities and generate sustainable and profitable growth in the future," said Mitch Fadel, CEO.

"Our fourth quarter results reflect strong performance from both segments. The Upbound team is focused on improving the customer experience, enhancing our retail partners' outcomes and investing in our digital capabilities. Acima continues to expand its merchant network and emphasize customer and retailer life time value. GMV returned to growth in the quarter and our consolidated lease balances reached highs last seen in 2021. Rent-A-Center's portfolio also returned to growth in the quarter with strong demand and retention rates.

Throughout 2023, we prioritized investments in our technology infrastructure, digital capabilities and our people which we believe will continue to drive strong outcomes across the Company. We are confident in our ability to continue growing while managing risk and protecting margins. Overall, we are encouraged about the progress we have made on our three-year plan and look forward to accelerating our pace in 2024," concluded Mr. Fadel.

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(1)Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release.

Segment Highlights Rent-A-Center Segment Fourth Quarter Results • Lease portfolio value increased 1.5% year-over- year, which was a 420 basis point improvement from third quarter year-over-year results. • Revenues of $459.3 million decreased 1.7% year- over-year, improving from a 4.2% decrease for the third quarter of 2023. The decrease in fourth quarter revenues was primarily due to lower year- over-year lease portfolio values in prior quarters. • Same-store-sales decreased 1.6% year-over-year, improving from a 4.0% decrease in the third quarter of 2023. • Rentals and fees revenue decreased 0.8% year- over-year. Merchandise sales revenue decreased 12.2% year-over-year, primarily due to fewer customers electing early purchase options. • Skip/stolen losses were 4.2% of revenue, improving from 5.8% in the prior year period and 4.3% in the third quarter of 2023. • Operating profit on a GAAP basis was $61.9 million with a margin of 13.5%, compared to $63.2 million and 13.5% in the prior year period. • Adjusted EBITDA was $66.7 million with a margin of 14.5% in the fourth quarter, compared to $68.3 million and 14.6% in the prior year period. The year-over-year decrease in Adjusted EBITDA and Adjusted EBITDA margin was primarily attributable to lower revenues. • As of December 31, 2023, the Rent-A-Center segment owned and operated 1,839 locations. Acima Segment Fourth Quarter Results • GMV increased 19.0% year-over-year, improving from a 1.4% decrease in the third quarter. Higher GMV was primarily due to merchant growth, strong demand which resulted in more leases per merchant, and improved conversion rates. • Revenues of $507.9 million increased 6.6% year-over- year, with an increase in rentals and fees revenue offset by a decrease in merchandise sales revenue. • Rentals and fees revenue increased 9.6% and merchandise sales decreased 3.9%, primarily due to fewer customers electing early purchase options. • Gross margin increased 190 basis points year-over- year due to fewer customers electing earlier purchase options in the current year period. • Skip/stolen losses for the Acima virtual platform were 7.9% of sales in the fourth quarter, a 10 bps year-over- year decrease. Total Acima segment loss rate increased 100 bps year-over year to 9.9% primarily due to a higher loss rate for the legacy Acceptance Now business that will finish converting to the Acima platform over the next quarter. • Operating profit on a GAAP basis was $60.4 million with a margin of 11.9%, compared to $57.0 million and 12.0% in the prior year period. • Adjusted EBITDA was $75.0 million with a margin of 14.8%, compared to $71.7 million and 15.0% in the prior year period. The decrease in Adjusted EBITDA margin was primarily attributable to higher segment losses in the current year. • Merchant locations with at least one funded lease in the quarter increased approximately 6% y/y in Q4. 2

Segment Highlights (continued) Franchising Segment Fourth Quarter Results • Revenues of $31.8 million increased 5.0% year-over-year due to higher inventory sales. • Segment operating profit, on a GAAP basis, and Adjusted EBITDA were both approximately $3.8 million. • As of December 31, 2023, the company had 440 franchised locations. Mexico Segment Fourth Quarter Results • Revenues of $19.1 million increased 3.7% year-over-year on a constant currency basis. • Segment operating profit, on a GAAP basis, and Adjusted EBITDA were approximately $1.4 million and $1.8 million, respectively. • As of December 31, 2023, the Mexico segment owned and operated 131 locations. Corporate Segment Fourth Quarter Results • GAAP basis expenses decreased 13.8% year- over-year, primarily due to lower stock-based compensation expense related to the prior vesting of restricted stock awards issued in connection with the Acima acquisition. • Operating expense excluding special items described below increased $5.6 million year- over-year, or 11.8%, as a result of cycling over lower than normal performance-based compensation in the prior year. 3

2023 Consolidated Results 4 • Consolidated revenues of $4.0 billion decreased 6.0% year-over-year due to decreases in both rentals and fees revenue and merchandise sales revenue. • GAAP operating profit of $162.9 million, including $216.9 million of pre- tax costs relating to special items described below, compared to $148.5 million of GAAP operating profit, including $235.3 million of pre-tax costs relating to special items, in the prior year period. GAAP operating profit margin for the full year was 4.1%, compared to 3.5% in the prior year. • Consolidated skip-stolen loss rate decreased to 7.1% from 7.9% in the prior year. • Adjusted EBITDA increased 0.5% year-over-year to $455.7 million, with higher Acima segment Adjusted EBITDA more than offsetting lower Rent- A-Center segment Adjusted EBITDA and higher corporate costs. • Adjusted EBITDA margin of 11.4% increased 70 basis points compared to the prior year, driven primarily by a 490 bps improvement at Acima. • GAAP diluted loss per share was $(0.09) compared to GAAP diluted earnings per share of $0.21 in the prior year. • Non-GAAP diluted earnings per share, which excludes the impact of special items described below, was $3.55 for the full year 2023 compared to $3.70 in the prior year. • For the year ended December 31, 2023, the Company returned $133.1 million of cash to shareholders through a $1.36 annualized dividend and $50 million in share repurchases. • For the year ended December 31, 2023, cash flow from operations was $200.3 million. As of December 31, 2023, the value of cash and cash equivalents was $93.7 million, debt outstanding was $1.3 billion, liquidity was $513.4 million, including $429.6 million of revolving credit availability, and net debt to Adjusted EBITDA ratio was 2.7x.1 (1)Net debt to Adjusted EBITDA ratio is defined as outstanding debt less cash divided by trailing twelve months Adjusted EBITDA.

Full Year 2024 Financial Outlook The Company is providing the following guidance for its 2024 fiscal year. Due to the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. The actual amount of these items during 2024 may have a significant impact on our future GAAP results. Conference Call and Webcast Information Upbound Group, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on the morning of Thursday, February 22, 2024, at 9:00 a.m. ET. For a live webcast of the call, visit https://investor.upbound.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Participants can access the call by phone via this link (Upbound Group Fourth Quarter Earnings Call), where the dial-in details will be provided. Table 1 Full Year 2024Consolidated Guidance1 Revenues ($B) $4.00 - $4.20 Adj. EBITDA Excluding SBC ($M)2 $455 - $485 Non-GAAP Diluted Earnings Per Share2,3 $3.55 - $4.00 Free Cash Flow ($M)2 $100 - $130 1. Consolidated includes Acima, Rent-A-Center, Franchising, Mexico and Corporate Segments. 2. Non-GAAP financial measure. See descriptions below in this release. 3. Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration, which was subject to vesting conditions, and accelerated depreciation for software assets we intend to retire in 2024. CFO Commentary “We are pleased by our strong fourth quarter results, which were a continuation of the strong results achieved throughout 2023 driven by Adjusted EBITDA margin growth at Acima. Despite the uncertainty in the market, we were able to tactically grow the portfolio while maintaining losses and margins in an acceptable range,” noted Fahmi Karam, CFO. “After opportunistically repurchasing 1.7 million shares in 2023, the Company maintains a strong financial position and ended the year with net debt of $1.2 billion and leverage of 2.7x. Our capital allocation plan in 2024 prioritizes supporting our dividend and reducing our debt, while remaining vigilant for opportunities that we believe will create long-term shareholder value.” “As we look ahead to 2024, we expect to make continued progress toward our near- term growth objectives. We are introducing our 2024 guidance which reflects growth on the topline for both segments and continued robust margins at Acima. Due to our disciplined and targeted underwriting, we are confident we can manage through the uncertainty in the market and deliver consistent growth and strong risk adjusted returns,” concluded Mr. Karam. 5

Financial Highlights

Key Metrics

Table 2

Metrics ($'s Millions - except per share & store count data)		Q4 2023		Q4 2022		Q3 2023
Consolidated						
Revenue	$	1,018.1	$	990.5	$	979.1
GAAP Operating Profit	$	55.9	$	42.3	$	58.1
Adj. EBITDA [1]	$	107.6	$	110.1	$	106.0
Skip / Stolen Loss Rate [4]		7.5 %		7.5 %		7.0 %
Adj. EBITDA Margin [1]		10.6 %		11.1 %		10.8 %
GAAP Operating Expenses as % of Total Revenue		44.9 %		45.7 %		44.8 %
GAAP Diluted EPS	$	(0.21)	$	0.05	$	0.08
Non-GAAP Diluted EPS [1]	$	0.81	$	0.86	$	0.79
Operating Cash Flow	$	(19.7)	$	56.4	$	78.0
Free Cash Flow [1]	$	(36.9)	$	44.4	$	63.2
Rent-A-Center Segment						
Lease Portfolio - Monthly Value (as of period end) [2]	$	145.0	$	142.8	$	137.9
Lease Portfolio Value (Y/Y % Change - as of period end) [2]		1.5 %		(4.7)%		(2.7)%
Same Store Sales (Y/Y % Change) [3]		(1.6)%		(8.1)%		(4.0)%
Revenue	$	459.3	$	467.4	$	453.6
GAAP Operating Profit	$	61.9	$	63.2	$	63.8
Adj. EBITDA [1]	$	66.7	$	68.3	$	68.2
Adj. EBITDA Margin [1]		14.5 %		14.6 %		15.0 %
Skip / Stolen Loss Rate [4]		4.2 %		5.8 %		4.3 %
30+ Day Past Due Rate [5]		3.1 %		3.5 %		3.1 %
Corporate Owned Store Count (U.S. & PR - as of period end)		1,839		1,851		1,844
Acima Segment						
GMV [6]	$	475.2	$	399.5	$	385.8
GMV (Y/Y % Change) [6]		19.0 %		(23.4)%		(1.4)%
Revenue	$	507.9	$	476.3	$	475.2
GAAP Operating Profit	$	60.4	$	57.0	$	58.1
Adj. EBITDA [1]	$	75.0	$	71.7	$	72.8
Adj. EBITDA Margin [1]		14.8 %		15.0 %		15.3 %
Skip / Stolen Loss Rate [4]		9.9 %		8.9 %		9.4 %
60+ Day Past Due Rate [7]		13.0 %		13.9 %		13.0 %

(1) Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release.
(2) Lease Portfolio Value: Represents the aggregate dollar value of the expected monthly rental income associated with current active lease agreements from our Rent-A-Center stores and e-commerce platform at the end of any given period.
(3) Same Store Sales (SSS): Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(4) Skip / Stolen Loss Rate: Represents charge-offs of the net book value of unrecoverable on-rent merchandise with lease-to-own customers who are past due as a percentage of revenues. For the Rent-A-Center Segment skip / stolen losses excludes the Get It Now and Home Choice lines of business.
(5) 30+ Days Past Due Rate: Defined as the average number of accounts 30+ days past due as a % of total open leases.
(6) Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of estimated cancellations as of the measurement date.
(7) 60+ Days Past Due Rate: Defined as the average number of accounts 60+ days past due as a % of total open leases.

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Financial Highlights (continued)

Key Metrics

Table 3

Metrics ($'s Millions - except per share & store count data)		FY 2023		FY 2022
Consolidated				
Revenue	$	3,992.4	$	4,245.4
GAAP Operating Profit	$	162.9	$	148.5
Adj. EBITDA [1]	$	455.7	$	453.4
Skip / Stolen Loss Rate [4]		7.1 %		7.9 %
Adj. EBITDA Margin [1]		11.4 %		10.7 %
GAAP Operating Expenses as % of Total Revenue		46.6 %		45.5 %
GAAP Diluted EPS	$	(0.09)	$	0.21
Non-GAAP Diluted EPS [1]	$	3.55	$	3.70
Operating Cash Flow	$	200.3	$	468.5
Free Cash Flow [1]	$	146.9	$	407.1
Rent-A-Center Segment				
Lease Portfolio - Monthly Value (as of period end) [2]	$	145.0	$	142.8
Lease Portfolio Value (Y/Y % Change - as of period end) [2]		1.5 %		(4.7)%
Same Store Sales (Y/Y % Change) [3]		(4.3)%		(4.5)%
Revenue	$	1,864.1	$	1,949.9
GAAP Operating Profit	$	273.5	$	334.5
Adj. EBITDA [1]	$	292.3	$	356.8
Adj. EBITDA Margin [1]		15.7 %		18.3 %
Skip / Stolen Loss Rate [4]		4.5 %		4.9 %
30+ Day Past Due Rate [5]		3.0 %		3.0 %
Corporate Owned Store Count (U.S. & PR - as of period end)		1,839		1,851
Acima Segment				
GMV [6]	$	1,581.4	$	1,584.4
GMV (Y/Y % Change) [6]		(0.2)%		(23.0)%
Revenue	$	1,931.3	$	2,110.3
GAAP Operating Profit	$	235.5	$	151.3
Adj. EBITDA [1]	$	294.2	$	217.3
Adj. EBITDA Margin [1]		15.2 %		10.3 %
Skip / Stolen Loss Rate [4]		9.3 %		10.6 %
60+ Day Past Due Rate [7]		13.3 %		14.1 %

(1) Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release.

(2) Lease Portfolio Value: Represents the aggregate dollar value of the expected monthly rental income associated with current active lease agreements from our Rent-A-Center stores and e-commerce platform at the end of any given period.

(3) Same Store Sales (SSS): Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.

(4) Skip / Stolen Loss Rate: Represents charge-offs of the net book value of unrecoverable on-rent merchandise with lease-to-own customers who are past due as a percentage of revenues. For the Rent-A-Center Segment skip / stolen losses excludes the Get It Now and Home Choice lines of business.

(5) 30+ Days Past Due Rate: Defined as the average number of accounts 30+ days past due as a % of total open leases.

(6) Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of estimated cancellations as of the measurement date.

(7) 60+ Days Past Due Rate: Defined as the average number of accounts 60+ days past due as a % of total open leases.

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About Upbound Group, Inc Upbound Group, Inc. (NASDAQ: UPBD) is an omni-channel platform company committed to elevating financial opportunity for all through innovative, inclusive, and technology-driven financial solutions that address the evolving needs and aspirations of consumers. The Company’s customer-facing operating units include industry-leading brands such as Rent-A-Center® and Acima® that facilitate consumer transactions across a wide range of store-based and digital retail channels, including over 2,400 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas. For additional information about the Company, please visit our website Upbound.com. Investor Contact Upbound Group, Inc. Jeff Chesnut SVP Strategy & Corporate Development 972-801-1108 jeff.chesnut@upbound.com 8

Forward Looking Statements This press release, and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward- looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2024 and future outlook, (ii) the impact of ongoing challenging macroeconomic conditions on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company (iv) the Company’s growth strategies, (v) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vi) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and to other consumers, impacts from continued inflation, central bank monetary policy initiatives to address inflation concerns and a possible recession or slowdown in economic growth; (2) factors affecting the disposable income available to the Company's current and potential customers; (3) changes in the unemployment rate; (4) capital market conditions, including availability of funding sources for the Company; (5) changes in the Company's credit ratings; (6) difficulties encountered in improving the financial and operational performance of the Company's business segments; (7) risks associated with pricing changes and strategies being deployed in the Company's businesses; (8) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (9) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (10) failure to manage the Company's store labor and other store expenses, including merchandise losses; (11) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (12) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (13) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (14) exposure to potential operating margin degradation due to the higher cost of merchandise and higher merchandise losses in the Company's Acima segment compared to our Rent-A- Center segment; (15) the Company's transition to more readily scalable, “cloud-based” solutions; (16) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (27) the Company's ability to protect its proprietary intellectual property; (18) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee, supplier and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (19) impairment of the Company's goodwill or other intangible assets; (20) disruptions in the Company's supply chain; (21) limitations of, or disruptions in, the Company's distribution network; (22) rapid inflation or deflation in the prices of the Company's products and other related costs; (23) allegations of product safety and quality control issues, including recalls; (24) the Company's ability to execute, as well as, the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (25) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (26) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other fintech companies and other competitors, including subprime lenders; (27) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (28) consumer preferences and perceptions of the Company's brands; (29) the Company’s ability to effectively provide consumers with additional products and services beyond lease-to-own, including through third party partnerships; (30) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (31) the Company's ability to enter into new rental or lease purchase agreements and collect on existing rental or lease purchase agreements; (32) impacts from the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or other regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (33) the Company's compliance with applicable statutes or regulations governing its businesses; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks (39) changes in estimates relating to self-insurance liabilities, and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2022 and upcoming Form 10-K for the year ended December 31, 2023, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. 9

Upbound Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

Table 4 *(In thousands, except per share data)*	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31 2023	Year Ended December 31 2022
Revenues				
Store				
Rentals and fees	$ 840,639	$ 805,649	$ 3,261,678	$ 3,375,453
Merchandise sales	126,510	134,023	541,766	675,288
Installment sales	18,439	19,973	63,630	72,328
Other	1,447	1,277	5,869	4,975
Total store revenues	987,035	960,922	3,872,943	4,128,044
Franchise				
Merchandise sales	25,276	23,501	95,054	91,350
Royalty income and fees	5,780	6,036	24,416	25,998
Total revenues	1,018,091	990,459	3,992,413	4,245,392
Cost of revenues				
Store				
Cost of rentals and fees	313,499	300,154	1,199,161	1,268,809
Cost of merchandise sold	160,015	164,246	652,894	779,789
Cost of installment sales	6,638	7,168	22,997	25,547
Total cost of store revenues	480,152	471,568	1,875,052	2,074,145
Franchise cost of merchandise sold	25,337	23,532	95,103	91,715
Total cost of revenues	505,489	495,100	1,970,155	2,165,860
Gross profit	512,602	495,359	2,022,258	2,079,532
Operating expenses				
Store expenses				
Labor	153,068	147,590	613,538	634,341
Other store expenses	206,652	197,515	775,919	821,821
General and administrative expenses	51,272	45,197	201,706	186,470
Depreciation and amortization	13,219	12,871	51,321	53,079
Other charges	32,496	49,848	216,909	235,283
Total operating expenses	456,707	453,021	1,859,393	1,930,994
Operating profit	55,895	42,338	162,865	148,538
Interest expense	29,185	26,690	113,418	87,708
Interest income	(730)	(288)	(3,420)	(641)
Earnings before income taxes	27,440	15,936	52,867	61,471
Income tax expense	38,694	13,289	58,046	49,114
Net (loss) earnings	$ (11,254)	$ 2,647	$ (5,179)	$ 12,357
Basic weighted average shares	54,031	52,271	54,978	53,850
Basic (loss) earnings per common share	$ (0.21)	$ 0.05	$ (0.09)	$ 0.23
Diluted weighted average shares	54,031	56,468	54,978	58,966
Diluted (loss) earnings per common share	$ (0.21)	$ 0.05	$ (0.09)	$ 0.21
REVENUES BY SEGMENT				
Rent-A-Center	$ 459,292	$ 467,419	$ 1,864,123	$ 1,949,864
Acima	507,904	476,326	1,931,325	2,110,320
Mexico	19,099	16,426	74,625	64,880
Franchising	31,796	30,288	122,340	120,328
Total revenues	$ 1,018,091	$ 990,459	$ 3,992,413	$ 4,245,392

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Upbound Group, Inc. and Subsidiaries SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED Table 5 December 31, (In thousands) 2023 2022 Cash and cash equivalents $ 93,705 $ 144,141 Receivables, net 111,005 111,865 Prepaid expenses and other assets 50,259 46,070 Rental merchandise, net On rent 1,109,896 989,869 Held for rent 124,167 134,959 Operating lease right-of-use assets 289,702 302,311 Goodwill 289,750 289,750 Total assets 2,721,430 2,763,619 Operating lease liabilities $ 293,435 $ 305,556 Senior debt, net 866,707 930,902 Senior notes, net 439,920 437,956 Total liabilities 2,161,058 2,238,473 Total stockholders' equity 560,372 525,146 11

Non-GAAP Financial Measures This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings or loss, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis, (3) Free Cash Flow (net cash provided by operating activities less capital expenditures), and (4) Adjusted EBITDA margin on a consolidated and segment basis. “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature or which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to these special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision- making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others. We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for, or superior to, GAAP financial measures and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names. 12

Reconciliation of net (loss) earnings to net earnings excluding special items and non-GAAP diluted earnings per share

Table 6

(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net (Loss) Earnings	Diluted (Loss) Earnings per Share
	Three Months Ended December 31, 2023					
GAAP Results	$ 512,602	$ 55,895	$ 27,440	$ 38,694	$ (11,254)	$ (0.21)
Plus: Special Items						
Acima equity consideration vesting	—	9,379	9,379	(33,055)	42,434	0.76
Acima acquired assets depreciation and amortization[1]	—	18,233	18,233	15,228	3,005	0.05
Accelerated software depreciation	—	4,609	4,609	4,356	253	—
Legal settlements	—	275	275	263	12	—
Discrete income tax items	—	—	—	(10,736)	10,736	0.19
Non-GAAP Adjusted Results	$ 512,602	$ 88,391	$ 59,936	$ 14,750	$ 45,186	$ 0.81

[1] Includes amortization of approximately $14.2 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 7

(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings (Loss)	Diluted Earnings (Loss) per Share
	Three Months Ended December 31, 2022					
GAAP Results	$ 495,359	$ 42,338	$ 15,936	$ 13,289	$ 2,647	$ 0.05
Plus: Special Items						
Acima equity consideration vesting	—	31,721	31,721	1,395	30,326	0.54
Acima acquired assets depreciation and amortization[1]	—	18,234	18,234	803	17,431	0.31
Cost savings initiatives	—	(178)	(178)	(8)	(170)	(0.01)
Legal settlements	—	(148)	(148)	(6)	(142)	—
Store closure costs	—	111	111	5	106	—
Hurricane charges	—	108	108	5	103	—
Discrete income tax items	—	—	—	1,463	(1,463)	(0.03)
Non-GAAP Adjusted Results	$ 495,359	$ 92,186	$ 65,784	$ 16,946	$ 48,838	$ 0.86

[1] Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

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Reconciliation of net (loss) earnings to net earnings excluding special items and non-GAAP diluted earnings per share

Table 8

(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net (Loss) Earnings	Diluted (Loss) Earnings per Share
	Year Ended December 31, 2023					
GAAP Results	$ 2,022,258	$ 162,865	$ 52,867	$ 58,046	$ (5,179)	$ (0.09)
Plus: Special Items						
Acima equity consideration vesting	—	137,507	137,507	(28,876)	166,383	2.95
Acima acquired assets depreciation and amortization[(1)]	—	72,934	72,934	45,826	27,108	0.48
Accelerated software depreciation	—	9,218	9,218	5,792	3,426	0.06
Legal settlements	—	319	319	200	119	—
Other[(2)]	—	(3,069)	(3,069)	(1,928)	(1,141)	(0.02)
Discrete income tax items	—	—	—	(9,546)	9,546	0.17
Non-GAAP Adjusted Results	$ 2,022,258	$ 379,774	$ 269,776	$ 69,514	$ 200,262	$ 3.55

(1) Includes amortization of approximately $57.0 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $15.9 million.

(2) Represents interest income on tax refunds for prior years received in 2023.

Table 9

(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings (Loss)	Diluted Earnings (Loss) per Share
	Year Ended December 31, 2022					
GAAP Results	$ 2,079,532	$ 148,538	$ 61,471	$ 49,114	$ 12,357	$ 0.21
Plus: Special Items						
Acima equity consideration vesting	—	143,210	143,210	15,431	127,779	2.16
Acima acquired assets depreciation and amortization[(1)]	(2,853)	77,939	77,939	8,397	69,542	1.18
IT asset disposals	—	5,808	5,808	626	5,182	0.09
Cost savings initiatives	—	1,726	1,726	186	1,540	0.03
Store closure costs	—	1,368	1,368	147	1,221	0.02
Retail partner conversion losses	—	1,169	1,169	126	1,043	0.02
State tax audit assessment reserves	—	1,165	1,165	126	1,039	0.02
Hurricane impacts	—	249	249	27	222	—
Acima transaction costs	—	187	187	20	167	—
Legal settlements	—	(181)	(181)	(20)	(161)	—
Other	—	(210)	(210)	(23)	(187)	—
Discrete income tax items	—	—	—	1,532	(1,532)	(0.03)
Non-GAAP Adjusted Results	$ 2,076,679	$ 380,968	$ 293,901	$ 75,689	$ 218,212	$ 3.70

(1) Includes amortization of approximately $64.9 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $15.9 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(2.9) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

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Reconciliation of operating profit (loss) to Adjusted EBITDA (consolidated and by segment)

Table 10

(In thousands)	Three Months Ended December 31, 2023					
	Rent-A-Center	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$ 61,880	$ 60,378	$ 1,429	$ 3,807	$ (71,599)	$ 55,895
Plus: Amortization, Depreciation	4,852	398	326	36	7,607	13,219
Plus: Stock-based compensation	—	—	—	—	6,012	6,012
Plus: Special Items						
Acima acquired assets depreciation and amortization[1]	—	14,262	—	—	3,971	18,233
Acima equity consideration vesting	—	—	—	—	9,379	9,379
Accelerated software depreciation	—	—	—	—	4,609	4,609
Legal settlements	—	—	—	—	275	275
Adjusted EBITDA	$ 66,732	$ 75,038	$ 1,755	$ 3,843	$ (39,746)	$ 107,622

(1) Includes amortization of approximately $14.2 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 11

(In thousands)	Three Months Ended December 31, 2022					
	Rent-A-Center	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$ 63,242	$ 56,983	$ 1,256	$ 3,954	$ (83,097)	$ 42,338
Plus: Amortization, Depreciation	4,861	432	217	36	7,325	12,871
Plus: Stock-based compensation	—	—	—	—	5,016	5,016
Plus: Special Items						
Acima equity consideration vesting	—	—	—	—	31,721	31,721
Acima acquired assets depreciation and amortization[1]	—	14,262	—	—	3,972	18,234
Cost savings initiatives	—	22	—	—	(200)	(178)
Legal settlements	—	—	—	—	(148)	(148)
Store closure costs	111	—	—	—	—	111
Hurricane impacts	108	—	—	—	—	108
Adjusted EBITDA	$ 68,322	$ 71,699	$ 1,473	$ 3,990	$ (35,411)	$ 110,073

(1) Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

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Reconciliation of operating profit (loss) to Adjusted EBITDA (consolidated and by segment)

Table 12

(In thousands)	Year Ended December 31, 2023 Rent-A-Center	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$ 273,518	$ 235,480	$ 4,846	$ 17,087	$ (368,066)	$ 162,865
Plus: Amortization, Depreciation	18,816	1,661	1,206	146	29,492	51,321
Plus: Stock-based compensation	—	—	—	—	24,609	24,609
Plus: Special Items						
Acima equity consideration vesting	—	—	—	—	137,507	137,507
Acima acquired assets depreciation and amortization(1)	—	57,048	—	—	15,886	72,934
Accelerated software depreciation	—	—	—	—	9,218	9,218
Legal settlements	—	—	—	—	319	319
Other(2)	—	—	—	—	(3,069)	(3,069)
Adjusted EBITDA	$ 292,334	$ 294,189	$ 6,052	$ 17,233	$ (154,104)	$ 455,704

(1) Includes amortization of approximately $57.0 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $15.9 million.

(2) Represents interest income on tax refunds for prior years received in 2023.

Table 13

(In thousands)	Year Ended December 31, 2022 Rent-A-Center	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$ 334,525	$ 151,301	$ 6,267	$ 19,124	$ (362,679)	$ 148,538
Plus: Amortization, Depreciation	20,526	1,928	711	146	29,768	53,079
Plus: Stock-based compensation	—	—	—	—	19,399	19,399
Plus: Special Items						
Acima equity consideration vesting	—	—	—	—	143,210	143,210
Acima acquired assets depreciation and amortization(1)	—	62,052	—	—	15,887	77,939
IT Asset disposals	—	—	—	—	5,808	5,808
Cost savings initiatives	118	(384)	—	—	1,992	1,726
Store closure costs	1,368	—	—	—	—	1,368
Retail partner conversion losses	—	1,169	—	—	—	1,169
State tax audit assessment reserves	—	1,165	—	—	—	1,165
Hurricane impacts	249	—	—	—	—	249
Acima transaction costs	—	—	—	—	187	187
Legal settlements	—	—	—	—	(181)	(181)
Other	—	77	—	—	(287)	(210)
Adjusted EBITDA	$ 356,786	$ 217,308	$ 6,978	$ 19,270	$ (146,896)	$ 453,446

(1) Includes amortization of approximately $64.9 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $15.9 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(2.9) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

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Reconciliation of net cash (used in) provided by operating activities to free cash flow Table 14 Three Months Ended December 31, Year Ended December 31, (In thousands) 2023 2022 2023 2022 Net cash (used in) provided by operating activities $ (19,652) $ 56,377 $ 200,290 $ 468,460 Purchase of property assets (17,235) (11,951) (53,402) (61,387) Free cash flow $ (36,887) $ 44,426 $ 146,888 $ 407,073 17